Exhibit 4.1

EXECUTION COPY

TYCO ELECTRONICS GROUP S.A.,

as Issuer

AND

TE CONNECTIVITY LTD.,

as Guarantor

AND

DEUTSCHE BANK TRUST
COMPANY AMERICAS,

as Trustee

FIFTEENTH SUPPLEMENTAL INDENTURE
Dated as of December 5, 2018

$350,000,000 Senior Floating Rate Notes due 2020

THIS FIFTEENTH SUPPLEMENTAL INDENTURE is dated as of December 5, 2018 among TYCO ELECTRONICS GROUP S.A., a Luxembourg public limited liability company (société anonyme) having its registered office at 46 Place Guillaume II, L-1648 Luxembourg and registered with the Luxembourg trade and companies register (Registre de commerce et des sociétés, Luxembourg) under number B.123549 (the “Company”), TE CONNECTIVITY LTD. (“Parent”) and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, as trustee (the “Trustee”).

RECITALS

A.                                    Parent, the Company and the Trustee executed and delivered an Indenture, dated as of September 25, 2007, (the “Base Indenture”), to provide for the issuance by the Company from time to time of unsubordinated debt securities evidencing its unsecured indebtedness.

B.                                    Pursuant to a Board Resolution, the Company has authorized the issuance of $350,000,000 principal amount of Senior Floating Rate Notes due 2020 (the “Offered Securities”).

C.                                    The entry into this Fifteenth Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Base Indenture.

D.                                    Parent and the Company desire to enter into this Fifteenth Supplemental Indenture pursuant to Section 9.01 of the Base Indenture to establish the terms of the Offered Securities in accordance with Section 2.01 of the Base Indenture and to establish the form of the Offered Securities in accordance with Section 2.02 of the Base Indenture.

E.                                     All things necessary to make this Fifteenth Supplemental Indenture a valid indenture and agreement according to its terms have been done.

NOW, THEREFORE, for and in consideration of the foregoing premises, Parent, the Company and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective holders from time to time of the Offered Securities as follows:

ARTICLE I

Section 1.1.                                 Terms of Offered Securities.

The following terms relate to the Offered Securities:

(1)                                 The Offered Securities constitute a series of securities having the title “Senior Floating Rate Notes due 2020”.

(2)                                 The initial aggregate principal amount of the Offered Securities that may be authenticated and delivered under the Base Indenture (except for Offered Securities authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Offered Securities pursuant to Section 2.05, 2.06, 2.07, 2.11, or 3.03) is $350,000,000.

(3)                                 The entire Outstanding principal of the Offered Securities shall be payable on June 5, 2020.

(4)   (i) The annual rate at which the Offered Securities shall bear interest shall be three-month LIBOR (as determined below) for the applicable Interest Reset Period (as defined below) plus 0.450% per year, subject to adjustment as provided below.  The date from which interest shall accrue on the Offered Securities shall be December 5, 2018 or the most recent Interest Payment Date to which interest has been paid or provided for.  The interest payment dates for the Offered Securities shall be March 5, June 5, September 5 and December 5 of each year, beginning March 5, 2019 (each, an “Interest Payment Date”).  Interest shall be payable on each Interest Payment Date to the holders of record at the close of business on the February 20, May 20, August 20 or November 20 prior to each Interest Payment Date (a “Regular Record Date”).  Interest shall be calculated on the basis of the actual number of days in the period divided by 360.

(ii) The interest rate on the Offered Securities will be reset quarterly on March 5, June 5, September 5 and December 5 of each year, commencing March 5, 2019 (each, an “Interest Reset Date”). The interest rate for the Initial Interest Reset Period will be three-month LIBOR, determined as of the Interest Determination Date (as defined below) prior to the original issue date, plus 0.450% per year. The “Initial Interest Reset Period” will be the period from, and including, the original issue date to, but excluding, the initial Interest Reset Date. Thereafter, each “Interest Reset Period” will be the period from, and including, an Interest Reset Date to, but excluding, the immediately succeeding Interest Reset Date; provided that the final Interest Reset Period for the Offered Securities will be the period from, and including, the Interest Reset Date immediately preceding the maturity date of the Offered Securities to, but excluding, the maturity date. The “Interest Determination Date” will be the second London Business Day immediately preceding either (x) the original issue date, in the case of the Initial Interest Reset Period, or (y) the applicable Interest Reset Date, in the case of each other Interest Reset Period.

(iii) Interest payable on the Offered Securities on any Interest Payment Date or the maturity date shall be the amount of interest accrued from, and including, the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from, and including, the original issue date, if no interest has been paid or duly provided for with respect to the Offered Securities) to, but excluding, the Interest Payment Date or maturity date, as the case may be. If any Interest Reset Date or Interest Payment Date for the Offered Securities (other than the maturity date) would otherwise be a day that is not a Business Day, such Interest Reset Date or Interest Payment Date, as the case may be, will be postponed to the next succeeding day that is a Business Day and interest on the Offered Securities will continue to accrue on the payment so postponed (for the avoidance of doubt, to but excluding such rescheduled date), except that if that succeeding Business Day is in the next succeeding calendar month, the Interest Reset Date or Interest Payment Date, as the case may be, shall instead be the Business Day immediately preceding such original scheduled Interest Reset Date or Interest Payment Date, and interest on the Offered Securities will accrue to, but excluding, such Business Day immediately preceding such originally scheduled Interest Payment Date. If the maturity date for any Offered Security falls on a date that is not a Business Day, the related payments of principal and interest will be made on the next succeeding Business Day, and no additional interest will accumulate on the amount payable for the period from and after the maturity date.

(iv) Three-month LIBOR will be determined by the Calculation Agent as of the applicable Interest Determination Date in accordance with the following provisions:

(a)         Three-month LIBOR for any Interest Determination Date will be the offered rate for deposits in the London interbank market in U.S. dollars having an index maturity of three months, as of approximately 11:00 a.m., London time, on such Interest Determination Date. LIBOR will be determined by the offered rate appearing on the Reuters LIBOR01 Page or any replacement page or pages on which London interbank rates of major banks for U.S. dollars are displayed. “Reuters LIBOR01 Page” means the display designated as page “LIBOR01” on the Reuters 3000 Xtra (or such other page as may replace the LIBOR01 page on that service, any successor service or such other service as may be nominated as the information vendor for the purpose of displaying rates or prices comparable to the London Interbank Offered Rate for United States dollar deposits). If no rate appears on the Reuters LIBOR01 Page as of approximately 11:00 a.m., London time, on an Interest Determination Date, three-month LIBOR for such Interest Determination Date will be determined in accordance with the provisions of clause (b) below.

(b)         With respect to an Interest Determination Date on which no rate appears on the Reuters LIBOR01 Page as of approximately 11:00 a.m., London time, on such Interest Determination Date, the Calculation Agent (with appropriate contact information provided by the Company) shall request the principal London offices of each of four major reference banks (which may include affiliates of the underwriters) in the London interbank market selected by the Company to provide the Calculation Agent with a quotation of the rate at which deposits of U.S. dollars having a three-month maturity, commencing on the original issue date or the related Interest Reset Date, as applicable, immediately following such Interest Determination Date, are offered by it to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on such Interest Determination Date in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time. If at least two such quotations are provided, three-month LIBOR for such Interest Determination Date will be the arithmetic mean of such quotations as calculated by the Calculation Agent. If fewer than two quotations are provided, three-month LIBOR for such Interest Determination Date will be the arithmetic mean of the rates quoted as of approximately 11:00 a.m., New York City time, on such Interest Determination Date by three major banks (which may include affiliates of the underwriters) selected by the Company for loans in U.S. dollars to leading European banks having a three-month maturity commencing on the original issue date or the related Interest Reset Date, as applicable, immediately following such Interest Determination Date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected by the Company are not quoting such rates as set forth in this sentence, three-month LIBOR for such Interest Determination Date will be three-month LIBOR determined with respect to the immediately preceding Interest Determination Date.

(c)          Notwithstanding clauses (a) and (b) above, if the Company determines that LIBOR has been permanently discontinued and the Company has notified the Calculation Agent of such determination, the Calculation Agent will use, as directed by the Company, as a substitute for LIBOR (the “Alternative Rate”) for each Interest Determination Date thereafter, the reference rate selected as an alternative to LIBOR by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with accepted market practice regarding the selection and use of a substitute for LIBOR. As part of such substitution, the Calculation Agent will, as directed by the Company, make such adjustments (“Adjustments”) to the Alternative Rate or the spread thereon, as well as the Business Day convention, Interest Determination Dates and related provisions and definitions, in each case that are consistent with accepted market practice for the use of such Alternative Rate for the Offered Securities. If the Company determines, following consultation with the Calculation Agent, that there is no clear market consensus as to whether any rate has replaced LIBOR in customary market usage or what Adjustments are appropriate (including without limitation the spread), the Company will appoint, in the Company’s sole discretion, an independent financial advisor (“IFA”) to determine the Alternative Rate and make any Adjustments thereto, and the determinations of such IFA will be binding on the Company, the Trustee and the Securityholders. If, however, the Company determines that LIBOR has been discontinued, but for any reason an Alternative Rate has not been determined in accordance with this paragraph, LIBOR will be equal to such rate on the Interest Determination Date when LIBOR was last available on the Reuters LIBOR01 Page (or the successor page of such service), as determined by the Calculation Agent or any subsequent calculation agent.

(d)         All percentages resulting from any calculation of any interest rate for the Offered Securities will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward and all dollar amounts will be rounded to the nearest cent, with one-half cent being rounded upward.

(e)          Promptly upon such determination, the Calculation Agent will notify the Company and the Trustee (if the Calculation Agent is not the Trustee) of the interest rate for the new Interest Reset Period. Upon written request of a Securityholder, the Calculation Agent will provide to such Securityholder the interest rate in effect on the date of such request and, if determined, the interest rate for the next Interest Reset Period.

(f)           All determinations and any calculations made by the Calculation Agent for the purposes of calculating LIBOR shall be conclusive and binding on Securityholders, the Company and the Trustee, absent manifest error. The Calculation Agent and the Trustee shall not be responsible to the Company, Securityholders, or any third party for any failure of the reference banks to provide quotations as requested of them or as a result of the Calculation Agent and the Trustee having acted on any quotation or other information given by any reference bank which subsequently may be found to be incorrect or inaccurate in any way. The Calculation Agent and the Trustee shall have no liability to the Company, to Securityholders or to any third party as a result of losses suffered due to the lack of an applicable rate of interest.

(5)                                 The Offered Securities shall be issuable in whole in the form of one or more registered Global Securities, and the Depository for such Global Securities shall be The Depository Trust Company, New York, New York.  The Offered Securities shall be substantially in the form attached hereto as Exhibit A the terms of which are hereby incorporated by reference.  The Offered Securities shall be issuable in denominations of $2,000 or any integral multiple of $1,000 in excess thereof.

(6)                                 The Offered Securities will not have the benefit of any sinking fund.

(7)                                 Except as provided herein, the Securityholders shall have no special rights in addition to those provided in the Base Indenture upon the occurrence of any particular events.

(8)                                 The Offered Securities will be general unsecured and unsubordinated obligations of the Company and will be ranked equally among themselves.

(9)                                 The Offered Securities are not convertible into shares of common stock or other securities of the Company.

(10)                          The additional Event of Default and restrictive covenants set forth in Sections 1.3 and 1.4 shall be applicable to the Offered Securities.

Section 1.2                                    Additional Defined Terms.

As used herein, the following defined terms shall have the following meanings with respect to the Offered Securities only:

“Accounts Receivable” of any Person means the accounts receivable of such Person generated by the sale of inventory to third-party customers in the ordinary course of business.

“Attributable Debt”, in connection with a Sale and Lease-Back Transaction, as of any particular time, means the aggregate of present values (discounted at a rate that, at the inception of the lease, represents the effective interest rate that the lessee would have incurred to borrow over a similar term the funds necessary to purchase the leased assets) of the obligations of the Company or any Restricted Subsidiary for net rental payments during the remaining term of the applicable lease, including any period for which such lease has been extended or, at the option of the lessor, may be extended.  The term “net rental payments” under any lease of any period shall mean the sum of the rental and other payments required to be paid in such period by the lessee thereunder, not including any amounts required to be paid by such lessee, whether or not designated as rental or additional rental, on account of maintenance and repairs, reconstruction, insurance, taxes, assessments, water rates or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, reconstruction, insurance, taxes, assessments, water rates or similar charges.

“Below Investment Grade Rating Event” means the Offered Securities are rated below an Investment Grade Rating by at least two of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Offered Securities is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall be deemed not to have occurred in respect of a particular Change of Control (and thus shall be deemed not to be a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not publicly announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Calculation Agent” means Deutsche Bank Trust Company Americas.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Change of Control” means the occurrence of any of (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Parent and its Subsidiaries taken as a whole to any person or group of persons for purposes of Section 13(d) of the Exchange Act other than Parent or one of its Subsidiaries or a person controlled by Parent or one of its Subsidiaries; (2) consummation of any transaction (including any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than Parent’s or its Subsidiaries’ employee benefit plans, becomes the beneficial owner (as defined in Rules 13(d)(3) and 13(d)(5) under the Exchange Act), directly or indirectly, of more than 50% of the outstanding voting stock of Parent, measured by voting power rather than number of shares; or (3) the replacement of a majority of the Board of Directors of Parent over a two-year period from the directors who constituted the Board of Directors of Parent at the beginning of such period, and such replacement shall not have been approved by at least a majority of the Board of Directors of Parent then still in office (either by a specific vote or by approval of a proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination) who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved; provided, that, a transaction effected to create a holding company for Parent will not be deemed to involve a Change of Control if: (1) pursuant to such transaction Parent becomes a direct or indirect wholly-owned Subsidiary of such holding company and (2) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of Parent’s voting stock immediately prior to that transaction.  Following any such transaction, references in this definition to Parent shall be deemed to refer to such holding company.  For purposes of this definition, “voting stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

“Consolidated Net Worth” at any date means total assets less total liabilities, in each case appearing on the most recently prepared consolidated balance sheet of Parent and its Subsidiaries as of the end of a fiscal quarter of Parent, prepared in accordance with United States generally accepted accounting principles as in effect on the date of the consolidated balance sheet.

“Consolidated Tangible Assets” at any date means total assets less all intangible assets appearing on the most recently prepared consolidated balance sheet of Parent and its Subsidiaries as of the end of a fiscal quarter of Parent, prepared in accordance with United States generally accepted accounting principles as in effect on the date of the consolidated balance sheet.  “Intangible assets” means the amount (if any) stated under the heading “Intangible assets, net” or under any other heading of intangible assets separately listed, in each case on the face of such consolidated balance sheet.

“Fitch” means Fitch Ratings, Ltd.

“Funded Indebtedness” means any Indebtedness maturing by its terms more than one year from the date of the determination thereof, including any Indebtedness renewable or extendible at the option of the obligor to a date later than one year from the date of the determination thereof.

“Indebtedness” means, without duplication, the principal amount (such amount being the face amount or, with respect to original issue discount bonds or zero coupon notes, bonds or debentures or similar securities, determined based on the accreted amount as of the date of the most recently prepared consolidated balance sheet of Parent and its Subsidiaries as of the end of a fiscal quarter of Parent prepared in accordance with United States generally accepted accounting principles as in effect on the date of such consolidated balance sheet) of (i) all obligations for borrowed money, (ii) all obligations evidenced by debentures, notes or other similar instruments, (iii) all obligations in respect of letters of credit or bankers’ acceptances or similar instruments or reimbursement obligations with respect thereto (such instruments to constitute Indebtedness only to the extent that the outstanding reimbursement obligations in respect thereof are collateralized by cash or cash equivalents reflected as assets on a balance sheet prepared in accordance with United States generally accepted accounting principles), (iv) all obligations to pay the deferred purchase price of property or services, except (A) trade and similar accounts payable and accrued expenses, (B) employee compensation, deferred compensation and pension obligations, and other obligations arising from employee benefit programs and agreements or other similar employment arrangements, (C) obligations in respect of customer advances received and (D) obligations in connection with earnout and holdback agreements, in each case in the ordinary course of business, (v) all obligations as lessee to the extent capitalized in accordance with United States generally accepted accounting principles, and (vi) all Indebtedness of others consolidated in such balance sheet that is guaranteed by the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries is legally responsible or liable (whether by agreement to purchase indebtedness of, or to supply funds or to invest in, others).

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“London Business Day” means any calendar day on which commercial banks are open for dealings in deposits in U.S. Dollars in the London interbank market.

“Moody’s” means Moody’s Investors Service, Inc.

“Non-Recourse Indebtedness” means Indebtedness upon the enforcement of which recourse may be had by the holder(s) thereof only to identified assets of Parent or the Company or any Subsidiary of Parent or the Company and not to Parent or the Company or any Subsidiary of Parent or the Company personally (subject to, for the avoidance of doubt, customary exceptions contained in non-recourse financings to the non-recourse nature of the obligations thereunder).

“Principal Property” means any U.S. manufacturing, processing or assembly plant or any U.S. warehouse or distribution facility of the Parent or any of its Subsidiaries that is used by any U.S. Subsidiary of the Company and (A) is owned by the Parent or any Subsidiary of the Parent on the date hereof, (B) the initial construction of which has been completed after the date hereof, or (C) is acquired after the date hereof, in each case, other than any such plants, facilities, warehouses or portions thereof, that in the opinion of the Board of Directors of the Company, are not collectively of material importance to the total business conducted by the Parent and its subsidiaries as an entirety, or that has a net book value (excluding any capitalized interest expense), on the date hereof in the case of clause (A) of this definition, on the date of completion of the initial construction in the case of clause (B) of this definition or on the date of acquisition in the case of clause (C) of this definition, of less than the greater of $50,000,000 and 0.50% of Consolidated Tangible Assets on the consolidated balance sheet of Parent and its subsidiaries as of the applicable date.

“Qualifying Subsidiary” means a U.S. Subsidiary, the total Accounts Receivable of which exceeds the greater of $2.5 million and 0.20% of the amount stated under the heading “Accounts receivable, net of allowance for doubtful accounts,” or its equivalent, appearing on the most recently prepared consolidated balance sheet of Parent and its Subsidiaries as of the end of a fiscal quarter of Parent, prepared in accordance with United States generally accepted accounting principles.

“Rating Agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the Offered Securities or fails to make a rating of the Offered Securities publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by the Company (as certified by a resolution of the Company’s Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“Restricted Subsidiary” means any Subsidiary of the Company that owns or leases a Principal Property.

“Sale and Lease-Back Transaction” means an arrangement with any Person providing for the leasing by the Company or a Restricted Subsidiary of any Principal Property whereby such Principal Property has been or is to be sold or transferred by the Company or a Restricted Subsidiary to such Person other than Parent, the Company or any of their respective Subsidiaries; provided, however, that the foregoing shall not apply to any such arrangement involving a lease for a term, including renewal rights, for not more than three years.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc.

“U.S. Subsidiary” means any Subsidiary organized under the laws of a jurisdiction of the United States or any political subdivision thereof.

Section 1.3.                                 Additional Covenants.

The following additional covenants shall apply with respect to the Offered Securities so long as any of the Offered Securities remain Outstanding (but subject to defeasance, as provided in the Indenture):

(1)                                 Limitation on Liens.

The Company will not, and will not permit any Restricted Subsidiary to, issue, assume or guarantee any Indebtedness that is secured by a mortgage, pledge, security interest, lien or encumbrance (each a “lien”) upon any property that at the time of such issuance, assumption or guarantee constitutes a Principal Property, and the Company will not, and will not permit any U.S. Subsidiary that at the time of such issuance, assumption or guarantee is a Qualifying Subsidiary to, issue, assume or guarantee any Indebtedness that is secured by a lien upon such Qualifying Subsidiary’s Accounts Receivable, or any shares of stock of or Indebtedness issued by any such Restricted Subsidiary or such Qualifying Subsidiary, whether now owned or hereafter acquired, in each case without effectively providing that, for so long as such lien shall continue in existence with respect to such secured Indebtedness, the Offered Securities (together with, if the Company shall so determine, any other Indebtedness of the Company ranking equally with the Offered Securities, it being understood that for purposes hereof, Indebtedness which is secured by a lien and Indebtedness which is not so secured shall not, solely by reason of such lien, be deemed to be of different ranking) shall be equally and ratably secured by a lien ranking ratably with or equal to (or at the Company’s option prior to) such secured Indebtedness; provided, however, that the foregoing covenant shall not apply to:

(a)                                 liens existing on the date the Offered Securities are first issued;

(b)                                 liens on the stock, assets or Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary, unless created in contemplation of such Person becoming a Restricted Subsidiary;

(c)                                  liens on any assets or Indebtedness of a Person existing at the time such Person is merged with or into or consolidated with or acquired by the Company or a Restricted Subsidiary or at the time of a purchase, lease or other acquisition of the assets of a corporation or firm as an entirety or substantially as an entirety by the Company or any Restricted Subsidiary;

(d)                                 liens on any Principal Property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary, or liens to secure the payment of the purchase price of such Principal Property by the Company or any Restricted Subsidiary, or to secure any Indebtedness incurred, assumed or guaranteed by the Company or a Restricted Subsidiary for the purpose of financing all or any part of the purchase price of such Principal Property or improvements or construction thereon, which Indebtedness is incurred, assumed or guaranteed prior to, at the time of or within one year after such acquisition (or in the case of real property, completion of such improvement or construction or commencement of full operation of such property, whichever is later); provided, however, that in the case of any such acquisition, construction or improvement, the lien shall not apply to any Principal Property theretofore owned by the Company or a Restricted Subsidiary, other than the Principal Property so acquired, constructed or improved (and accessions thereto and improvements and replacements thereof and the proceeds of the foregoing);

(e)                                  liens securing Indebtedness owing by any Subsidiary to the Company, Parent or a Subsidiary thereof or by the Company to Parent;

(f)                                   liens in favor of the United States or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract, statute, rule or regulation or to secure any Indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price (or, in the case of real property, the cost of construction or improvement) of the Principal Property or assets subject to such liens (including liens incurred in connection with pollution control, industrial revenue or similar financings);

(g)                                  pledges, liens or deposits under workers’ compensation or similar legislation, and liens thereunder that are not currently dischargeable, or in connection with bids, tenders, contracts (other than for the payment of money) or leases to which the Company or any Subsidiary is a party, or to secure the public or statutory obligations of the Company or any Subsidiary, or in connection with obtaining or maintaining self-insurance, or to obtain the benefits of any law, regulation or arrangement pertaining to unemployment insurance, old age pensions, social security or similar matters, or to secure surety, performance, appeal or customs bonds to which the Company or any Subsidiary is a party, or in litigation or other proceedings in connection with the matters heretofore referred to in this clause, such as interpleader proceedings, and other similar pledges, liens or deposits made or incurred in the ordinary course of business;

(h)                                 liens created by or resulting from any litigation or other proceeding that is being contested in good faith by appropriate proceedings, including liens arising out of judgments or awards against the Company or any Subsidiary with respect to which the Company or such Subsidiary in good faith is prosecuting an appeal or proceedings for review or for which the time to make an appeal has not yet expired; or final unappealable judgment liens which are satisfied within 15 days of the date of judgment; or liens incurred by the Company or any Subsidiary for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding to which the Company or such Subsidiary is a party;

(i)                                     liens for taxes or assessments or governmental charges or levies not yet due or delinquent; or that can thereafter be paid without penalty, or that are being contested in good faith by appropriate proceedings; landlord’s liens on property held under lease; and any other liens or charges incidental to the conduct of the business of the Company or any Subsidiary, or the ownership of their respective assets, that were not incurred in connection with the borrowing of money or the obtaining of advances or credit and that, in the opinion of the Board of Directors of the Company, do not materially impair the use of such assets in the operation of the business of the Company or such Subsidiary or the value of such Principal Property or assets for the purposes of such business;

(j)                                    liens to secure the Company’s or any Subsidiary’s obligations under agreements with respect to interest rate swap, spot, forward, future and option transactions, entered into in the ordinary course of business;

(k)                                 liens on (including securitization programs with respect to) accounts receivable (including any accounts receivable constituting or evidenced by chattel paper, instruments or intangibles (as defined in the Uniform Commercial Code of the State of New York)) (i) existing at the time of acquisition thereof by the Company or any U.S. Subsidiary or (ii) of a Person existing at the time such Person is merged with or into or consolidated with or acquired by the Company or any U.S. Subsidiary; provided that such liens were in existence, or granted or required to be granted or otherwise attach pursuant to any agreement in existence, prior to, and were not granted or such agreement was not entered into (as applicable) in contemplation of, such acquisition, merger or consolidation and such liens do not extend to any assets other than accounts receivable (including any accounts receivable constituting or evidenced by chattel paper, instruments or intangibles (as so defined) and rights (contractual and other) and collateral related thereto and proceeds of the foregoing and any related deposit accounts containing such proceeds);

(l)                                     liens not permitted by the foregoing clauses (a) to (k), inclusive, if at the time of, and after giving effect to, the creation or assumption of any such lien, the aggregate amount (without duplication) of all outstanding Indebtedness of the Company and its Restricted Subsidiaries secured by all such liens on such Principal Properties and all outstanding Indebtedness of the Company and its Qualifying Subsidiaries secured by all such liens on Accounts Receivable not so permitted by the foregoing clauses (a) through (k), inclusive, together with the Attributable Debt in respect of Sale and Lease-Back Transactions permitted by paragraph (a) under subsection (2) below do not exceed the greater of $1,500,000,000 and 10% of Consolidated Net Worth; and

(m)                             any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any lien referred to in the foregoing clauses (a) to (l), inclusive; provided, however, that the principal amount of Indebtedness secured thereby unless otherwise excepted under clauses (a) through (l) shall not exceed the principal amount of Indebtedness  (plus the amount of any unused revolving credit or similar commitments) so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the assets (or any replacements therefor) that secured the lien so extended, renewed or replaced (plus improvements and construction on real property).

(2)                                 Limitation on Sale/Leaseback Transactions.

The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction unless:

(a)                                 the Company or such Restricted Subsidiary, at the time of entering into a Sale and Lease-Back Transaction, would be entitled to incur Indebtedness secured by a lien on the Principal Property to be leased in an amount at least equal to the Attributable Debt in respect of such Sale and Lease-Back Transaction, without equally and ratably securing the Offered Securities pursuant to subsection (1) above; or

(b)                                 the direct or indirect proceeds of the sale of the Principal Property to be leased are at least equal to the fair value of such Principal Property (as determined by the Company’s Board of Directors) and an amount equal to the net proceeds from the sale of the property or assets so leased is applied, within 180 days of the effective date of any such Sale and Lease-Back Transaction, to the purchase or acquisition (or, in the case of real property, commencement of the construction) of property or assets or to the retirement (other than at maturity or pursuant to a mandatory sinking fund or mandatory redemption provision) of Securities, or of Funded Indebtedness of the Company or a consolidated Subsidiary ranking on a parity with or senior to the Securities; provided that there shall be credited to the amount of net worth proceeds required to be applied pursuant to this clause (b) an amount equal to the sum of (i) the principal amount of Securities delivered within 180 days of the effective date of such Sale and Lease-Back Transaction to the Trustee for retirement and cancellation and (ii) the principal amount of other Funded Indebtedness voluntarily retired by the Company within such 180-day period, excluding retirements of Securities and other Funded Indebtedness as a result of conversions or pursuant to mandatory sinking fund or mandatory prepayment provisions.

(3)                                 Change of Control Triggering Event.

(a)                                 Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its right to redeem the Offered Securities pursuant to Section 14.01 of the Base Indenture, each Securityholder will have the right to require that the Company purchase all or a portion, in $1,000 increments (provided that any remaining principal amount thereof shall be at least the minimum authorized denomination thereof), of such Securityholder’s Offered Securities pursuant to Section 1.3(3)(b) hereof (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase.

(b)                                 Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at the Company’s option, prior to any Change of Control, but after the public announcement of the Change of Control, the Company shall send, by first class mail, a notice to each Securityholder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer.  Such notice shall describe the transaction or transactions that constitute the Change of Control and shall state:

(A)                               that the Change of Control Offer is being made pursuant to this Section 1.3(3) of this Fifteenth Supplemental Indenture;

(B)                               that the Company is required to offer to purchase all of the outstanding principal amount of Offered Securities, the purchase price and, that on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”), the Company shall repurchase the Offered Securities validly tendered and not withdrawn pursuant to this Section 1.3(3);

(C)                               if mailed prior to the date of consummation of the Change of Control, shall state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date;

(D)                               that any Offered Security not tendered or accepted for payment shall continue to accrue interest;

(E)                                that, unless the Company defaults in making such payment, Offered Securities accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(F)                                 that Securityholders electing to have an Offered Security purchased pursuant to a Change of Control Offer may elect to have all or any portion of such Offered Security purchased;

(G)                               that Securityholders of Offered Securities electing to have Offered Securities purchased pursuant to a Change of Control Offer shall be required to surrender their Offered Securities, with the form entitled “Option of Securityholder to Elect Purchase” on the reverse of the Offered Security, or such other customary documents of surrender and transfer as the Company may reasonably request, duly completed, or transfer the Offered Security by book-entry transfer, to the paying agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date;

(H)                              that Securityholders shall be entitled to withdraw their election if the Company, the Depositary or the paying agent, as the case may be, receives, not later than the expiration of the Change of Control Offer, a telegram, facsimile transmission or letter setting forth the name of the Securityholder, the principal amount of the Offered Security the Securityholder delivered for purchase and a statement that such Securityholder is withdrawing its election to have such Offered Security purchased;

(I)                                   that Securityholder whose Offered Securities are purchased only in part shall be issued new Securities equal in principal amount to the unpurchased portion of the Securities surrendered (or transferred by book-entry transfer); and

(J)                                   the CUSIP number or ISIN, if any, printed on the Offered Securities being repurchased and that no representation is made as to the correctness or accuracy of the CUSIP number or ISIN, if any, listed in such notice or printed on the Offered Securities.

(c)                                  The Company will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all Offered Securities properly tendered and not withdrawn under its offer.

(d)                                 The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Offered

Securities pursuant to a Change of Control Offer.  To the extent that any securities laws or regulations conflict with the provisions of this Section 1.3(3), the Company shall comply with the applicable securities laws and regulations and shall be deemed not to have breached its obligations under this Section 1.3(3) by virtue thereof.

(4)                                 Redemption Upon Changes in Withholding Taxes.

Solely with respect to the Offered Securities, Section 14.01 of the Base Indenture shall be replaced in its entirety with the following:

The Offered Securities may be redeemed, as a whole but not in part, at the option of the Company, upon not less than 30 nor more than 90 days notice (which notice shall be irrevocable), at a redemption price equal to 100% of the principal amount thereof, together with accrued interest, if any, to the redemption date and Additional Amounts (as defined in Section 14.02), if any, if as a result of any amendment to, or change in, the laws or regulations of Luxembourg or Switzerland, or other jurisdiction in which the Company, Parent or any successor thereof may be organized, or the United States, as applicable, or any political subdivision thereof or therein having the power to tax (a “Taxing Jurisdiction”) or any change in the application or official interpretation of such laws, including any action taken by a taxing authority or a holding by a court of competent jurisdiction (regardless of whether such action or such holding is with respect to the Company or Parent), which amendment or change is announced or becomes effective after the date the Securities of such series are issued, Parent or the Company has become, or there is a material probability that Parent or the Company will become, obligated to pay Additional Amounts on the next date on which any amount would be payable with respect to the Offered Securities, and such obligation cannot be avoided by the use of commercially reasonable measures available to Parent or the Company, as the case may be; provided, however, that (a) no such notice of redemption may be given earlier than 90 days prior to the earliest date on which Parent or the Company, as the case may be, would be obligated to pay such Additional Amounts, and (b) at the time such notice of redemption is given, such obligation to pay such Additional Amounts remains in effect. Prior to the giving of any notice of redemption described in this paragraph, the Company shall deliver to the Trustee (i)(A) certificate signed by two directors of the Company stating that the obligation to pay Additional Amounts cannot be avoided by the Company taking commercially reasonable measures available to it or (B) a certificate signed by two Officers of Parent stating that the obligation to pay Additional Amounts cannot be avoided by Parent taking commercially reasonable measures available to it, as the case may be, and (ii) a written opinion of independent legal counsel to Parent or the Company, as the case may be, of recognized standing to the effect that Parent or the Company, as the case may be, has or there is a material probability that it will become obligated to pay Additional Amounts as a result of a change, amendment, official interpretation or application described above and that Parent or the Company, as the case may be, cannot avoid the payment of such Additional Amounts by taking commercially reasonable measures available to it.

Section 1.4                                    Additional Event of Default.

The following additional event shall be established and shall constitute an “Event of Default” under Section 6.01(a) of the Base Indenture with respect to the Offered Securities so long as any of the Offered Securities remain Outstanding:

(9)                                 an event of default shall happen and be continuing with respect to the Company’s or Parent’s Indebtedness for borrowed money (other than Non-Recourse Indebtedness) under any indenture or other instrument evidencing or under which the Company or Parent shall have a principal amount outstanding (such amount with respect to original issue discount bonds or zero coupon notes, bonds or debentures or similar securities based on the accreted amount determined in accordance with United States generally accepted accounting principles and as of the date of the most recently prepared consolidated balance sheet of the Company or Parent, as the case may be) in excess of $100,000,000, and such event of default shall involve the failure to pay the principal of such Indebtedness on the final maturity date thereof after the expiration of any applicable grace period with respect thereto, or such Indebtedness shall have been accelerated so that the same shall have become due and payable prior to the date on which the same would otherwise have become due and payable, and such acceleration shall not be rescinded or annulled within ten Business Days after notice thereof shall have been given to the Company and Parent by the Trustee, or to the Company, Parent and the Trustee by the Securityholders of at least 25% in aggregate principal amount of the Outstanding Securities; provided that, if such event of default under such indenture or instrument shall be remedied or cured by the Company or Parent or waived by the requisite holders of such Indebtedness, then the Event of Default hereunder by reason thereof shall be deemed likewise to have been thereupon remedied, cured or waived without further action upon the part of either the Trustee or any of the Securityholders, and provided further, however, that subject to the provisions of Sections 7.01 and 7.02, the Trustee shall not be charged with knowledge of any such event of default unless written notice thereof shall have been given to the Trustee by the Company or Parent, as the case may be, by the holder or an agent of the holder of any such Indebtedness, by the trustee then acting under any indenture or other instrument under which such default shall have occurred, or by the Securityholders of not less than 25% in the aggregate principal amount of Outstanding Securities.

Section 1.5.                                 Additional Amounts.

For purposes of the Offered Securities and this Fifteenth Supplemental Indenture, Sections 14.02(h) through (j) of the Base Indenture are hereby deleted and replaced with the following:

(h)                                 any Taxes required to be deducted or withheld pursuant to the Luxembourg law of December 23, 2005, as amended, introducing a 20% withholding tax on certain interest payments;

(i)                                     with respect to withholding Taxes imposed by the United States, any such Taxes imposed under Sections 1471 through 1474 of the Code, and any regulations or other administrative authority promulgated thereunder, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with any of the foregoing and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement;

(j)                                    any withholding or deduction for Taxes which would not have been imposed if the relevant Securities had been presented to another paying agent in a Member State of the European Union; or

(k)                                 any combination of Section 14.02(a), (b), (c), (d), (e), (f), (g), (h), (i) and (j).

ARTICLE II

MISCELLANEOUS

Section 2.1.                                 Definitions.

Capitalized terms defined in the Base Indenture and used but not defined in this Fifteenth Supplemental Indenture shall have the meanings ascribed thereto in the Base Indenture.

Section 2.2.                                 Confirmation of Indenture.

The Base Indenture, as supplemented and amended by this Fifteenth Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture, this Fifteenth Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.

Section 2.3.                                 Concerning the Trustee.

In carrying out the Trustee’s responsibilities hereunder, the Trustee shall have all of the rights, protections and immunities which it possesses under the Indenture.  The recitals contained herein and in the Offered Securities, except the Trustee’s certificate of authentication, shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness.  The Trustee makes no representations as to the validity or sufficiency of this Fifteenth Supplemental Indenture or of the Offered Securities.  The Trustee shall not be accountable for the use or application by the Company of the Offered Securities or the proceeds thereof.

Section 2.4.                                 Governing Law.

This Fifteenth Supplemental Indenture and the Offered Securities shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State without regard to conflicts of laws principles that would require the application of any other law.

Section 2.5.                                 Separability.

In case any provision in this Fifteenth Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.6.                                 Counterparts.

This Fifteenth Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 2.7                                    No Benefit.

Nothing in this Fifteenth Supplemental Indenture, express or implied, shall give to any Person other than the parties hereto and their successors or assigns, and the Securityholders, any benefit or legal or equitable rights, remedy or claim under this Fifteenth Supplemental Indenture or the Base Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Fifteenth Supplemental Indenture to be duly executed all as of the day and year first above written.

TYCO ELECTRONICS GROUP S.A.

By:	/s/ Mario Calastri
	Name:	Mario Calastri
	Title:	Director

TE CONNECTIVITY LTD.

By:	/s/ Heath Mitts
	Name:	Heath A. Mitts
	Title:	Executive Vice President and
Chief Financial Officer

[Signature Page to Fifteenth Supplemental Indenture]

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Trustee

By: Deutsche Bank National Trust Company

By:	/s/ Kathryn Fischer
	Name:	Kathryn Fischer
	Title:	Vice President

By:	/s/ Chris Niesz
	Name:	Chris Niesz
	Title:	Vice President

[Signature Page to Fifteenth Supplemental Indenture]

EXHIBIT A

FORM OF SENIOR FLOATING RATE NOTES

[Insert the Private Placement Legend and/or the Global Security legend, as applicable]

SENIOR FLOATING RATE NOTES DUE 2020

No. [ ]	$[ ]
CUSIP No. 902133AV9
ISIN US902133AV91

TYCO ELECTRONICS GROUP S.A.

promises to pay to [                        ] or registered assigns, the principal sum of [                       ] Dollars on June 5, 2020.

Interest Payment Dates: March 5, June 5, September 5 and December 5

Record Dates:  February 20, May 20, August 20 and November 20

Each Securityholder (as defined below), by accepting the same, agrees to and shall be bound by the provisions hereof and of the Indenture described herein, and authorizes and directs the Trustee described herein on such Securityholder’s behalf to be bound by such provisions.  Each Securityholder hereby waives all notice of the acceptance of the provisions contained herein and in the Indenture and waives reliance by such Securityholder upon said provisions.

This Security shall not be entitled to any benefit under the Indenture, or be valid or become obligatory for any purpose, until the Certificate of Authentication hereon shall have been signed by or on behalf of the Trustee.  The provisions of this Security are continued on the reverse side hereof, and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

IN WITNESS WHEREOF, the Company has caused this instrument to be signed in accordance with Section 2.04 of the Indenture.

Date:  [            ]

TYCO ELECTRONICS GROUP S.A.

Name:
Title:

[If second signature is applicable:]

Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:
Authorized Signatory

Dated: [ ]

GUARANTEE

For value received, TE CONNECTIVITY LTD. hereby absolutely, unconditionally and irrevocably guarantees to the holder of this Security the payment of principal of, premium, if any, and interest on, the Security upon which this Guarantee is set forth in the amounts and at the time when due and payable whether by declaration thereof or otherwise, and interest on the overdue principal and interest, if any, of such Security, if lawful, to the holder of such Security and the Trustee on behalf of the holders, all in accordance with and subject to the terms and limitations of such Security and Article XV of the Indenture.  This Guarantee will not become effective until the Trustee or Authenticating Agent duly executes the certificate of authentication on this Security.  This Guarantee shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles thereof.

Dated: [        ]

TE CONNECTIVITY LTD.

By:
Name:
Title:

[FORM OF REVERSE OF NOTE]

Tyco Electronics Group S.A.

Senior Floating Rate Notes due 2020

This security is one of a duly authorized series of debt securities of Tyco Electronics Group S.A. (the “Company”) issued or to be issued in one or more series under and pursuant to an Indenture for the Company’s unsubordinated debt securities, dated as of September 25, 2007 (the “Base Indenture”), duly executed and delivered by and among the Company, TE Connectivity Ltd. (“Parent”) and Deutsche Bank Trust Company Americas (the “Trustee”), as supplemented by the Fifteenth Supplemental Indenture, dated as of December 5, 2018 (the “Fifteenth Supplemental Indenture”), by and among the Company, Parent and the Trustee.  The Base Indenture as supplemented and amended by the Fifteenth Supplemental Indenture is referred to herein as the “Indenture.”  By the terms of the Base Indenture, the debt securities issuable thereunder are issuable in series that may vary as to amount, date of maturity, rate of interest and in other respects as provided in the Base Indenture.  This security is one of the series designated on the face hereof (individually, a “Security,” and collectively, the “Securities”), and reference is hereby made to the Indenture for a description of the rights, limitations of rights, obligations, duties and immunities of the Trustee, the Company, Parent and the holders of the Securities (the “Securityholders”).  Capitalized terms used herein and not otherwise defined shall have the meanings given them in the Base Indenture or the Fifteenth Supplemental Indenture, as applicable.

1.  Interest.  The Company promises to pay interest on the principal amount of this Security at an annual rate of three-month LIBOR (as defined below) for the applicable Interest Reset Period (as defined below) plus 0.450%, subject to adjustment as provided below.  The date from which interest shall accrue on this Security shall be December 5, 2018 or the most recent Interest Payment Date to which interest has been paid or provided for. The interest payment dates for the Securities shall be March 5, June 5, September 5 and December 5 of each year, beginning March 5, 2019 (each such day, an “Interest Payment Date”).  Interest shall be payable on each Interest Payment Date to the holders of record at the close of business on the Regular Record Date referred to on the face hereof. Interest shall be calculated on the basis of the actual number of days in the period divided by 360.

The interest rate on the Securities will be reset quarterly on March 5, June 5, September 5 and December 5 of each year, commencing March 5, 2019 (each, an “Interest Reset Date”). The interest rate for the Initial Interest Reset Period will be three-month LIBOR, determined as of the Interest Determination Date (as defined below) prior to the original issue date, plus 0.450% per year. The “Initial Interest Reset Period” will be the period from, and including, the original issue date to, but excluding, the initial Interest Reset Date. Thereafter, each “Interest Reset Period” will be the period from, and including, an Interest Reset Date to, but excluding, the immediately succeeding Interest Reset Date; provided that the final Interest Reset Period for the Securities will be the period from, and including, the Interest Reset Date immediately preceding the maturity date of the Securities to, but excluding, the maturity date. The “Interest Determination Date” will be the second London Business Day immediately preceding either (x) the original issue date, in the case of the Initial Interest Reset Period, or (y) the applicable Interest Reset Date, in the case of each other Interest Reset Period.

Interest payable on the Securities on any Interest Payment Date or the maturity date shall be the amount of interest accrued from, and including, the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from, and including, the original issue date, if no interest has been paid or duly provided for with respect to the Securities) to, but excluding, the Interest Payment Date or maturity date, as the case may be. If any Interest Reset Date or Interest Payment Date for the Securities (other than the maturity date) would otherwise be a day that is not a Business Day, such Interest Reset Date or Interest Payment Date, as the case may be, will be postponed to the next succeeding day that is a Business Day and interest on the Securities will continue to accrue on the payment so postponed (for the avoidance of doubt, to but excluding such rescheduled date), except that if that succeeding Business Day is in the next succeeding calendar month, the Interest Reset Date or Interest Payment Date, as the case may be, shall instead be the Business Day immediately preceding such original scheduled Interest Reset Date or Interest Payment Date, and interest on the Securities will accrue to, but excluding, such Business Day immediately preceding such originally scheduled Interest Payment Date. If the maturity date for any Security falls on a date that is not a Business Day, the related payments of principal and interest will be made on the next succeeding Business Day, and no additional interest will accumulate on the amount payable for the period from and after the maturity date.

Three-month LIBOR will be determined by the Calculation Agent as of the applicable Interest Determination Date in accordance with the following provisions:

A.                                    Three-month LIBOR for any Interest Determination Date will be the offered rate for deposits in the London interbank market in U.S. dollars having an index maturity of three months, as of approximately 11:00 a.m., London time, on such Interest Determination Date. LIBOR will be determined by the offered rate appearing on the Reuters LIBOR01 Page or any replacement page or pages on which London interbank rates of major banks for U.S. dollars are displayed. “Reuters LIBOR01 Page” means the display designated as page “LIBOR01” on the Reuters 3000 Xtra (or such other page as may replace the LIBOR01 page on that service, any successor service or such other service as may be nominated as the information vendor for the purpose of displaying rates or prices comparable to the London Interbank Offered Rate for U.S. dollar deposits). If no rate appears on the Reuters LIBOR01 Page as of approximately 11:00 a.m., London time, on an Interest Determination Date, three-month LIBOR for such Interest Determination Date will be determined in accordance with the provisions of clause B below.

B.                                    With respect to an Interest Determination Date on which no rate appears on the Reuters LIBOR01 Page as of approximately 11:00 a.m., London time, on such Interest Determination Date, the Calculation Agent (with appropriate contact information provided by the Company) shall request the principal London offices of each of four major reference banks (which may include affiliates of the underwriters) in the London interbank market selected by the Company to provide the Calculation Agent with a quotation of the rate at which deposits of U.S. dollars having a three-

month maturity, commencing on the original issue date or the related Interest Reset Date, as applicable, immediately following such Interest Determination Date, are offered by it to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on such Interest Determination Date in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time. If at least two such quotations are provided, three-month LIBOR for such Interest Determination Date will be the arithmetic mean of such quotations as calculated by the Calculation Agent. If fewer than two quotations are provided, three-month LIBOR for such Interest Determination Date will be the arithmetic mean of the rates quoted as of approximately 11:00 a.m., New York City time, on such Interest Determination Date by three major banks (which may include affiliates of the underwriters) selected by the Company for loans in U.S. dollars to leading European banks having a three-month maturity commencing on the original issue date or the related Interest Reset Date, as applicable, immediately following such Interest Determination Date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected by the Company are not quoting such rates as set forth in this sentence, three-month LIBOR for such Interest Determination Date will be three-month LIBOR determined with respect to the immediately preceding Interest Determination Date.

C.                                    Notwithstanding clauses A and B above, if the Company determines that LIBOR has been permanently discontinued and the Company has notified the Calculation Agent of such determination, the Calculation Agent will use, as directed by the Company, as a substitute for LIBOR (the “Alternative Rate”) for each Interest Determination Date thereafter, the reference rate selected as an alternative to LIBOR by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with accepted market practice regarding the selection and use of a substitute for LIBOR. As part of such substitution, the Calculation Agent will, as directed by the Company, make such adjustments (“Adjustments”) to the Alternative Rate or the spread thereon, as well as the Business Day convention, Interest Determination Dates and related provisions and definitions, in each case that are consistent with accepted market practice for the use of such Alternative Rate for the Securities. If the Company determines, following consultation with the Calculation Agent, that there is no clear market consensus as to whether any rate has replaced LIBOR in customary market usage or what Adjustments are appropriate (including without limitation the spread), the Company will appoint, in the Company’s sole discretion, an independent financial advisor (“IFA”) to determine the Alternative Rate and make any Adjustments thereto, and the determinations of such IFA will be binding on the Company, the Trustee and the Securityholders. If, however, the Company determines that LIBOR has been discontinued, but for any reason an Alternative Rate has not been determined in accordance with this paragraph, LIBOR will be equal to such rate on the Interest Determination Date when LIBOR was last available on the Reuters LIBOR01 Page (or the successor page of such service), as determined by the Calculation Agent or any subsequent calculation agent.

D.                                    All percentages resulting from any calculation of any interest rate for the Securities will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward and all dollar amounts will be rounded to the nearest cent, with one-half cent being rounded upward.

E.                                     Promptly upon such determination, the Calculation Agent will notify the Company and the Trustee (if the Calculation Agent is not the Trustee) of the interest rate for the new Interest Reset Period. Upon written request of a Securityholder, the Calculation Agent will provide to such Securityholder the interest rate in effect on the date of such request and, if determined, the interest rate for the next Interest Reset Period.

F.                                      All determinations and any calculations made by the Calculation Agent for the purposes of calculating LIBOR shall be conclusive and binding on Securityholders, the Company and the Trustee, absent manifest error. The Calculation Agent and the Trustee shall not be responsible to the Company, Securityholders, or any third party for any failure of the reference banks to provide quotations as requested of them or as a result of the Calculation Agent and the Trustee having acted on any quotation or other information given by any reference bank which subsequently may be found to be incorrect or inaccurate in any way. The Calculation Agent and the Trustee shall have no liability to the Company, to Securityholders or to any third party as a result of losses suffered due to the lack of an applicable rate of interest.

In certain circumstances, liquidated damages may be payable as provided in Section 6.01 of the Indenture.  Any such liquidated damages shall be payable in the same manner and on the same dates as the stated interest payable on this Security.

2.  Method of Payment.  The Company will pay interest on the Securities (except defaulted interest), if any, to the persons in whose name such Securities are registered at the close of business on the Regular Record Date referred to on the facing page of this Security for such interest installment. The principal of and the interest on the Securities shall be payable in the coin or currency of the United States of America that at the time is legal tender for public and private debt, at the office or agency of the Company maintained for that purpose in accordance with the Indenture.

3.  Paying Agent and Registrar.  Initially, Deutsche Bank Trust Company Americas, the Trustee and Calculation Agent, will act as paying agent and Security Registrar.  The Company may change or appoint any paying agent or Security Registrar without notice to any Securityholder.  Parent, the Company or any of their Subsidiaries may act in any such capacity.

4.  Indenture.  The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (“TIA”) as in effect on the date the Indenture is qualified.  The Securities are subject to all such terms, and Securityholders are referred to the Indenture and TIA for a statement of such terms.  The Securities are unsecured general obligations of the Company and constitute the series designated on the face hereof as the “Senior Floating Rate Notes due 2020,” initially limited to $350,000,000 in aggregate principal amount.  The Company will furnish to any Securityholder upon written request and without charge a copy of the Base Indenture and the Fifteenth Supplemental Indenture.  Requests may be made to: Tyco Electronics Group S.A., 46 Place Guillaume II, L-1648 Luxembourg, Attention: The Managing Directors.

5.  Optional Redemption. This Security is subject to redemption to the extent provided in Article XIV of the Indenture.

The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Securities.

6.  Change of Control Triggering Event.  Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its right to redeem this Security, the Securityholder will have the right to require that the Company purchase all or a portion, in $1,000 increments (provided that any remaining principal amount thereof shall be at least the minimum authorized denomination thereof), of this Security at a purchase price equal to 101% of the principal amount hereof plus accrued and unpaid interest, if any, to the date of purchase.  Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at the Company’s option, prior to any Change of Control, but after the public announcement of the Change of Control, the Company shall send, by first class mail, a notice to each Securityholder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer.

7.  Denominations, Transfer, Exchange.  The Securities are in registered form without coupons in denominations of $2,000 or any integral multiple of $1,000 in excess thereof.  The transfer of Securities may be registered and Securities may be exchanged as provided in the Indenture.  The Securities may be presented for exchange or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed if so required by the Company or the Security Registrar) at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose.  No service charge will be made for any registration of transfer or exchange, but a Securityholder may be required to pay any applicable taxes or other governmental charges.  If the Securities are to be redeemed, the Company will not be required to:  (i) issue, register the transfer of, or exchange any Security during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of less than all of the Outstanding Securities of the same series and ending at the close of business on the day of such mailing; (ii) register the transfer of or exchange any Security of any series or portions thereof selected for redemption, in whole or in part, except the unredeemed portion of any such Security being redeemed in part; nor (iii) register the transfer of or exchange a Security of any series between the applicable record date and the next succeeding Interest Payment Date.

8.  Persons Deemed Owners.  The registered Securityholder may be treated as its owner for all purposes.

9.  Repayment to Parent or the Company.  Any funds or Governmental Obligations deposited with any paying agent or the Trustee, or then held by Parent or the Company, in trust for payment of principal of, premium, if any, or interest on the Securities of a particular series that are not applied but remain unclaimed by the holders of such Securities for at least one year after the date upon which the principal of, premium, if any, or interest on such Securities shall have respectively become due and payable, shall be repaid to Parent or the Company, as applicable, or (if then held by Parent or the Company) shall be discharged from such trust.  After return to the Company or Parent, Securityholders entitled to the money or securities must look to the Company or Parent, as applicable, for payment as unsecured general creditors.

10.  Amendments, Supplements and Waivers.  The Base Indenture contains provisions permitting the Company, Parent and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the Outstanding Securities to enter into supplemental indentures for the purpose of adding, changing or eliminating any provisions to the Base Indenture or supplemental indenture or indentures or of modifying in any manner not covered elsewhere in the Base Indenture the rights of the holders of the Securities of such series; provided, however, that no such supplemental indenture, without the consent of the holders of each Security then Outstanding and affected thereby, shall:  (i) extend a fixed maturity of or any installment of principal of any Securities of any series or reduce the principal amount thereof, or reduce the amount of principal of any original issue discount security that would be due and payable upon declaration of acceleration of the maturity thereof; (ii) reduce the rate of or extend the time for payment of interest of any Security of any series; (iii) reduce the premium payable upon the redemption of any Security; (iv) make any Security payable in Currency other than that stated in the Security; (v) impair the right to institute suit for the enforcement of any payment on or after the fixed maturity thereof (or in the case or redemption, on or after the redemption date); or (vi) reduce the percentage of Securities, the holders of which are required to consent to any such supplemental indenture or indentures.  The Base Indenture also contains provisions permitting the holders of not less than a majority in aggregate principal amount of the Outstanding Securities of each series affected thereby, on behalf of all of the holders of the securities of such series, to waive any past Default under the Base Indenture, and its consequences, except a Default in the payment of the principal of, premium, if any, or interest on any security of such series or a Default in respect of a covenant or provision of the Base Indenture that cannot be modified or amended without the consent of the holder of each Outstanding Security of such affected series.  Any such consent or waiver by the registered Securityholder shall be conclusive and binding upon such Securityholder and upon all future Securityholders and owners of this Security and of any Security issued in exchange for this Security or in place hereof (whether by registration of transfer or otherwise), irrespective of whether or not any notation of such consent or waiver is made upon this Security.

11.  Defaults and Remedies.  If an Event of Default with respect to the securities of a series issued pursuant to the Base Indenture occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the Securities of such series then Outstanding, by notice in writing to the Company and Parent (and to the Trustee if notice is given by such Securityholders), may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.  Subject to the terms of the Indenture, if an Event of Default under the Indenture shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Securityholders, unless such Securityholders have offered the Trustee indemnity satisfactory to it.  Upon satisfaction of certain conditions set forth in the Indenture, the holders of a majority in principal amount of the Outstanding Securities of a series issued pursuant to the Base Indenture will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Securities of such series.

12.  Trustee, Paying Agent and Security Registrar May Hold Securities.  The Trustee, subject to certain limitations imposed by the TIA, or any paying agent or Security Registrar, in its individual or any other capacity, may become the owner or pledgee of Securities with the same rights it would have if it were not Trustee, paying agent or Security Registrar.

13.  No Recourse Against Others.  No recourse under or upon any obligation, covenant or agreement of the Indenture, or of any Security, or for any claim based thereon or otherwise in respect hereof or thereof, shall be had against any incorporator, stockholder, officer or director, past, present or future as such, of Parent or the Company or of any predecessor or successor corporation, either directly or through Parent or the Company or any such predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that the Indenture and the obligations issued hereunder and thereunder are solely corporate obligations, and that no such personal liability whatever shall attach to, or is or shall be incurred by, the incorporators, shareholders, officers or directors as such, of Parent or the Company or of any predecessor or successor corporation, or any of them, because of the creation of the indebtedness authorized by the Indenture, or under or by reason of the obligations, covenants or agreements contained in the Indenture or in the Securities or implied therefrom; and that any and all such personal liability of every name and nature, either at common law or in equity or by constitution or statute, of, and any and all such rights and claims against, every such incorporator, shareholder, officer or director as such, because of the creation of the indebtedness authorized by the Indenture, or under or by reason of the obligations, covenants or agreements contained in the Indenture or in the Securities or implied therefrom, are hereby expressly waived and released as a condition of, and as a consideration for, the acceptance of the Securities.

14.  Discharge of Indenture.  The Indenture contains certain provisions pertaining to defeasance, which provisions shall for all purposes have the same effect as if set forth herein.

15.  Authentication.  This Security shall not be valid until the Trustee signs the certificate of authentication attached to the other side of this Security.

16.  Guarantee.  All payments by the Company under the Indenture and this Security are fully and unconditionally guaranteed to the holder of this Security by Parent, as provided in the related Guarantee and the Indenture.

17.  Additional Amounts.  The Company and Parent are obligated to pay Additional Amounts on this Security to the extent provided in Article XIV of the Indenture.

18.  Abbreviations.  Customary abbreviations may be used in the name of a Securityholder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

19.  Governing Law.  The Base Indenture, the Fifteenth Supplemental Indenture and this Security (and the Guarantee hereon) shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State.

ASSIGNMENT FORM

To assign this Security, fill in the form below: (I) or (we) assign and transfer this Security to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                                                                                    agent to transfer this Security on the books of the Company.  The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Security)

Signature Guarantee:

OPTION OF SECURITYHOLDER TO ELECT PURCHASE

If you want to elect to have this Security purchased by the Company pursuant to Section 1.3(3) of the Fifteenth Supplemental Indenture, check the box:

☐  1.3(3) Change of Control Triggering Event

If you want to elect to have only part of this Security purchased by the Company pursuant to Section 1.3(3) of the Fifteenth Supplemental Indenture, state the amount:  $                         .

Date:	Your Signature:
(Sign exactly as your name appears
on the other side of the Security)

Tax I.D. number

Signature Guarantee:
(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)